Exhibit 99

                 Dillard's, Inc. Reports August Sales Results;
                        Reports Hurricane Katrina Impact


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Sept. 1, 2005--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended August 27, 2005 were $566,075,000 compared to sales for the four weeks ended August 28, 2004 of $553,337,000. Sales increased 2% for the four-week period on both a total and comparable store basis.
    The Company notes that 20 Gulf state area stores were closed Monday, August 29th in anticipation of Hurricane Katrina. Nine stores remain closed today and Company officials are awaiting information on the status of seven of those locations in severely affected areas. Due to the obstructed communication, estimates of damage are not available at this time, although property and merchandise losses are covered by insurance.
    Sales for the 30 weeks ended August 27, 2005 were $4,062,300,000 compared to sales for the 30 weeks ended August 28, 2004 of $4,079,112,000. Total sales were flat on a percentage basis for the 30-week period. Sales in comparable stores declined 1% for the 30-week period.
    During the four weeks ended August 27, 2005, sales were above the average Company trend in the Eastern region. Sales were slightly above trend in the Western region and below trend in the Central region.
    During the four weeks ended August 27, 2005, sales of lingerie, accessories and shoes significantly exceeded the Company's average sales performance. Sales of furniture, cosmetics and children's apparel were significantly below trend for the period.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965